UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 24, 2015 (August 21, 2015)

Date of Report (Date of earliest event reported)

Caesars Entertainment Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On August 21, 2015, Caesars Entertainment Corporation (“CEC”) and Caesars Entertainment Operating Company, Inc., a majority owned subsidiary of CEC (“CEOC”), and certain beneficial holders (the “First Lien Bank Lenders”) of the claims under the first lien bank debt (the “First Lien Bank Debt” and, the claims with respect thereto, the “First Lien Bank Claims”) incurred by CEOC pursuant to that certain Third Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of July 25, 2014, by and among CEC, CEOC, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent, entered into an agreement (the “Bank RSA”) with respect to the restructuring of CEOC’s indebtedness (the “Restructuring”) pursuant to the terms of the term sheet (summarized below) incorporated into the Bank RSA (the “Term Sheet”). The Bank RSA is effective as of the date hereof because it has been executed by holders beneficially owning or controlling with the power to vote in favor of the Plan of at least 50.1% of the outstanding amount of CEOC’s obligations under the Credit Agreement (the “Agreement Effective Date”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Bank RSA and Term Sheet.

The terms of the Bank RSA and Restructuring are substantially similar to the terms of the Fourth Amended and Restated Restructuring Support and Forbearance Agreement, dated as of July 31, 2015 (the “Bond RSA” and, together with the Bank RSA, the “RSAs”), among CEC, CEOC and certain holders of claims under CEOC’s 11.25% senior secured notes due 2017, CEOC’s 8.5% senior secured notes due 2020 and CEOC’s 9% senior secured notes due 2020 (collectively, the “First Lien Notes” and, the claims with respect thereto, the “First Lien Bond Claims”), a copy of which was filed as Exhibit 10.1 to CEC’s Current Report on Form 8-K, filed with the SEC on August 3, 2015, except that:

1.	The New First Lien OpCo Debt (“Bank 1L OpCo Debt”) and New Second Lien OpCo Debt (“Bank 2L OpCo Debt” and, together with Bank 1L OpCo Debt, the “Bank OpCo Debt”) designated to be received by the First Lien Bank Lenders will be syndicated to the market and an amount of cash equal to the Bank OpCo Debt ($1,288 million) shall be paid to the First Lien Bank Lenders.

2.	In lieu of receiving CPLV Mezzanine Debt (as defined below), First Lien Bank Lenders will receive second lien debt in the maximum amount of $333 million issued by PropCo (as defined below) with a six year term and interest at 8% (the “New Second Lien PropCo Debt Upsize”), unless the majority of First Lien Bank Lenders, voting as a class, elect to receive CPLV Mezzanine Debt (the “Bank Mezzanine Election”). If the First Lien Bank Lenders do not make the Bank Mezzanine Election, First Lien Bank Lenders will not be issued any CPLV Mezzanine Debt.

3.	On the later of (x) 10:00 A.M. ET on the date that creditors holding at least 66.66% of the First Lien Bank Claims as of such date have executed the Bank RSA or agreed to abide by its material terms and (y) 10:00 A.M. ET on September 8, 2015 (the “Upfront Payment Date”), CEC shall pay to those First Lien Bank Lenders who sign the Bank RSA on or prior to 10:00 A.M. ET on the Upfront Payment Date (“Upfront Payment Parties”) a pro rata (calculated by using each Upfront Payment Party’s outstanding principal amount of the First Lien Bank Claims held by such Upfront Payment Party as a numerator and the total outstanding principal amount of First Lien Bank Claims as a denominator) share of $62.5 million (the “Upfront Payment”), which shall be credited toward the Accrued Amount (as defined below) paid to such Upfront Payment Party.

4.	Upon execution of the Bank RSA by a First Lien Bank Lender, such lender’s First Lien Bond Claims which were held on 11:59 p.m. ET on January 15, 2015 by such First Lien Bank Lender (and are still held by such First Lien Bank Lender) shall be entitled to receive the RSA Forbearance Fees (as defined in the Bond RSA) on account of such First Lien Bond Claims as if it were a Forbearance Fee Party (as defined in the Bond RSA).

Restructuring Support and Forbearance Agreement

The Bank RSA is substantially similar to the Bond RSA. Pursuant to the Bank RSA, the Consenting Bank Creditors (as defined in the Bank RSA) have agreed, subject to the terms and conditions set forth therein, to (a) support the Restructuring and vote all their claims in respect of indebtedness of CEOC, including their First Lien Bank Claims and First Lien Bond Claims, in favor of a joint pre-negotiated chapter 11 plan of reorganization of CEOC (the “Plan”), when properly solicited to do so, (b) not take any actions materially inconsistent with the Restructuring, (c) not transfer their First Lien Bond Claims and First Lien Bank Claims unless the transferee agrees to be bound by the terms of the Bank RSA, and (d) forbear from exercising certain default-related rights and remedies under the Credit Agreement governing the First Lien Bank Debt.

The Bank RSA may be terminated by CEOC if, among other things, (a) any other party to the Bank RSA breaches its respective obligations under the Bank RSA, subject to the terms and conditions set forth therein, (b) any statute, regulation, ruling or order enjoins or restricts the consummation of the Restructuring, (c) required in the exercise of its fiduciary duties as set forth in the Bank RSA, (d) a party to the Bank RSA files a motion in CEOC’s voluntary chapter 11 cases (the “Chapter 11 Cases”) substantially inconsistent with the terms of the Bank RSA, (e) CEC enters into a settlement or other agreement in respect of any of the counts asserted against it in any of the Guaranty Cases that materially and adversely affects CEC’s ability to fund the recoveries in the Plan, (f) any document needed to effectuate the Restructuring has terms not substantially consistent with the Bank RSA and otherwise reasonably acceptable to CEOC, or (g) the Effective Date has not occurred by the earlier of July 15, 2016 and 60 days after the date on which CEOC shall have obtained entry by the Bankruptcy Court of an order confirming the Plan that is materially consistent with the Term Sheet and otherwise reasonably satisfactory to the Requisite Consenting Bank Creditors (as defined below) and CEOC (the “Confirmation Order”).

The Consenting Bank Creditors holding greater than two-thirds of the aggregate amount of all First Lien Bank Claims held at such time by all of the Consenting Bank Creditors (the “Requisite Consenting Bank Creditors”) (and CEC, except for (i), (k), (l), (m), (n) and (o) below) may terminate the Bank RSA if (a) CEOC or CEC breaches its respective obligations under the Bank RSA, subject to the terms and conditions set forth therein, (b) any statute, regulation, ruling or order enjoins or restricts the consummation of the Restructuring, (c) a trustee or examiner with expanded powers is appointed in CEOC’s Chapter 11 Cases, (d) CEOC’s Chapter 11 Cases are dismissed or converted under chapter 7 of the Bankruptcy Code, (e) any definitive document necessary to effectuate the Restructuring is not substantially consistent with the Bank RSA, (f) CEOC or CEC files a motion substantially inconsistent with the terms of the Bank RSA, (g) CEOC executes a letter of intent or similar documents stating its intention to pursue an Alternative Proposal (as defined in the Bank RSA), (h) the automatic stay is lifted with regard to CEOC’s assets having a fair market value in excess of $5 million (other than pursuant to relief sought by CEOC), (i) CEOC fails to meet or comply with the Milestones (as further described below), (j) the Restructuring is not consummated by the Outside Date, (k) CEOC or CEC challenges the validity or priority of a material portion of the collateral securing the First Lien Bank Debt, (l) a bankruptcy or similar proceeding is commenced by or against CEC, (m) CEOC consents to the involuntary Chapter 11 petition filed against CEOC on January 12, 2015, (n) a court enters a judgment not subject to a stay in the cases against CEC regarding the First Lien Indentures and any similar litigations (the “Guaranty Cases”) that would materially and adversely affect Consenting Bank Creditors’ ability to obtain their recoveries under the Plan, or if CEC enters into a settlement or other agreement with respect to the Guaranty Cases that materially and adversely affects Consenting Bank Creditors’ ability to obtain their recoveries under the Plan, or (o) the Bond RSA is terminated. CEC has also agreed not to take any actions outside the ordinary course of business that would have a material adverse effect on Consenting Bank Creditors’ recoveries under the Plan or the contributions to be provided to the Debtors under the Plan.

The milestones that CEOC must meet or comply with under the Bank RSA will be as follows (collectively, “Milestones”): (a) by the earlier of February 15, 2016, and 60 days after the filing with the Bankruptcy Court of the final report in respect of the investigation as detailed in the Order Granting in Part and Denying in Part Motion to Appoint Examiner (Dkt. No. 675) (the “Examiner Report”), CEOC shall have obtained entry by the Bankruptcy Court of (i) an order approving the Disclosure Statement and (ii) an order approving solicitation procedures in relation to the Plan and Disclosure Statement; in each case materially consistent with the Term Sheet and otherwise in the form, scope and substance reasonably satisfactory to the Requisite Consenting Bank Creditors and CEOC; (b) by the earlier of May 15, 2016, and 90 days after the Bankruptcy Court’s approval of the Disclosure Statement, CEOC shall have obtained entry by the Bankruptcy Court of the Confirmation Order; and (c) by the earlier of July 15, 2016, and 60 days after the Confirmation Order has been entered by the Bankruptcy Court (the “Outside Date”), the Effective Date shall have occurred.

The Bank RSA may be amended by CEOC, CEC and the Requisite Consenting Bank Creditors, provided that (a) any amendment to the treatment of claims (other than the First Lien Bank Claims) will not require consent from any Consenting Bank Creditors, so long as such amendment would not have an adverse impact on the interests of the holders of the First Lien Bank Claims, (b) an amendment to the definition of Consenting Bank Creditors or Requisite Consenting Bank Creditors or the provisions regarding the transfer of claims requires the consent of CEOC, CEC and each Consenting Bank Creditor, and (c) any amendment that would materially and adversely affect any Consenting Bank Creditor, in its capacity as such, disproportionally to other Consenting Bank Creditors requires the consent of such Consenting Bank Creditor.

The Plan contemplated by the Bank RSA also will provide that (subject to completion of the investigation by CEOC’s governance committee, which shall be completed prior to approval of the Disclosure Statement) CEC, its affiliates and other parties will receive full releases in return for contributions to be made to CEOC in connection with the Restructuring, including cash, the guaranty of lease payments and of the OpCo debt, a backstop without fee of the sale of OpCo (as defined below) and PropCo equity, the right of first refusal to purchase certain properties and the provision of management services without fee. CEC and CEOC have agreed that, depending upon the valuation of CEC’s contributions by CEOC’s financial advisor, CEC may be required to make additional contributions of value to CEOC that may be material in return for releases. There are no assurances that the Restructuring will be completed on the terms contemplated or at all.

Term Sheet to the Bank RSA

The following is a summary of the materials terms of the Term Sheet:

Corporate Structure and Governance

•	CEOC shall be restructured as a separate operating company (“OpCo”), and property company (“PropCo”), with a real estate investment trust (the “REIT”) directly or indirectly owning and controlling PropCo.

•	OpCo shall have three board members, with CEC appointing either two or three of such members depending on whether it owns 90% or more of the equity. If CEC appoints all three members, then one member shall be an independent member.

•	OpCo shall have a non-voting board observer, reasonably acceptable to OpCo, designated by the Requisite Consenting Bond Creditors (as defined in the Bank RSA).

•	The REIT shall have seven board members, with certain holders of CEOC’s first lien notes (“First Lien Noteholders”) appointing either six or seven of the members depending on whether the First Lien Noteholders own 90% or more of the equity.

•	PropCo shall own all of CEOC’s real property and a separate subsidiary of PropCo shall own all of the real estate assets of Caesars Palace Las Vegas (“CPLV”).

Operating Leases

Under the Restructuring, there will be two separate leases: one (the “CPLV Lease”) for the Caesars Palace Las Vegas facility (the “CPLV Facility”) and a second (the “Non-CPLV Lease” and, together with the CPLV Lease, the “Leases”) for certain other properties currently owned by CEOC other than the CPLV Facility (the “Non-CPLV Facilities” and, together with the CPLV Facility, the “Facilities”).

Term

Each of the CPLV Lease and the Non-CPLV Lease will have an initial 15 year term, subject to four five-year renewal terms at the option of the respective tenant.

Rent

CPLV Lease. The base rent for the first seven years of the lease term will be $165.0 million per year, subject to an annual escalator (the “Escalator”) equal to the higher of 2% and the Consumer Price Index increase with respect to such year. From and after the commencement of the 8th year of the lease term, rent for each lease year will be (i) base rent equal to 80% of the rent for the 7th year of the lease term, subject to the annual Escalator, plus (ii) variable percentage rent equal to 20% of the rent for the 7th year of the lease term, with such variable percentage rent amount increased or decreased, as applicable, by 13.0% of the difference in net revenue of the CPLV Facility from the year prior to the first year of the lease term to the 7th year of the lease term (such resulting amount being referred to herein as “CPLV Initial Percentage Rent”). From and after the commencement of the 11th year of the lease term, variable percentage rent will be equal to a fixed annual amount equal to the CPLV Initial Percentage Rent, with such variable percentage rent amount increased or decreased, as applicable, by 13.0% of the difference in net revenue of the CPLV Facility from the 7th year of the lease term to the 10th year of the lease term.

At the commencement of each renewal term, rent will be based on (i) base rent for the first year of such renewal term adjusted to fair market value rent (provided that (A) in no event will the base rent be less than the base rent then payable during the year immediately preceding the commencement of such renewal term and (B) such adjustment may not cause the base rent to be increased by more than 10% of the prior year’s base rent), subject thereafter to the annual Escalator, and (ii) the variable percentage rent for such renewal term equal to the variable percentage rent in effect for the year of the lease term immediately preceding the first year of such renewal term, with such variable percentage rent increased or decreased, as applicable, by 13.0% of the difference in net revenue of the CPLV Facility from year 10 to year 15 of the lease term (in the event of the first renewal period) or from the year prior to the first year of the immediately preceding renewal term to the last year of the immediately preceding renewal term (in the event of subsequent renewal periods). The CPLV Lease will contain a customary mechanism by which the fair market value adjustment to base rent (for the fair market rent valuation as of the date of commencement of each applicable renewal term) will be determined at least 12 months prior to the commencement of the applicable renewal term.

Non-CPLV Lease. The base rent for the first seven years of the lease term will be $475.0 million per year.

For the 8th year of the lease term through the 10th year of the lease term, rent for each lease year will be (i) base rent equal to $332.5 million subject to the annual Escalator commencing in the 8th year of the lease term (provided, for purposes of applying the Escalator so as to calculate base rent payable during the 8th lease year, the base rent during the 7th lease year will be deemed to be $332,500,000), plus (ii) variable percentage rent equal to the Non-CPLV Initial Percentage Rent (as hereinafter defined).

For the 8th through 10th years of the lease term, variable percentage rent, in each such year of the lease term, shall be equal to $142.5 million, increased or decreased, as applicable, by 19.5% of the difference in net revenue of the Non-CPLV Facilities from the year prior to the first year of the lease term to the 7th year of the lease term (such resulting amount being referred to herein as “Non-CPLV Initial Percentage Rent”).

For the 11th through 15th years of the lease term, rent will be (i) base rent equal to 80% of the rent for the 10th year of the lease term, subject to the annual Escalator, plus (ii) variable percentage rent equal to a fixed annual amount equal to 20% of the rent for the 10th year of the lease term, with such variable percentage rent fixed amount increased or decreased, as applicable, by 13.0% of the difference in net revenue of the Non-CPLV Facilities from the 8th year of the lease term to the 10th year of the lease term.

At the commencement of each renewal term, rent will be based on (i) base rent for the first year of such renewal term adjusted to fair market value rent (provided that (A) in no event will the base rent be less than the base rent then payable during the year immediately preceding the commencement of such renewal term and (B) such adjustment may not cause the base rent to be increased by more than 10% of the prior year’s base rent), subject thereafter to the annual Escalator, and (ii) the variable percentage rent for such renewal term equal to the variable percentage rent in effect for the year of the lease term immediately preceding the first year of such renewal term, with such variable percentage rent increased or decreased, as applicable, by 13.0% of the difference in net revenue of the Non-CPLV Facilities from year 10 to year 15 of the lease term (in the event of the first renewal period) or from the year prior to the first year of the immediately preceding renewal term to the last year of the immediately preceding renewal term (in the event of subsequent renewal periods). The Non-CPLV Lease will contain a customary mechanism by which the fair market value adjustment to base rent (for the fair market rent valuation as of the date of commencement of each applicable renewal term) will be determined at least 12 months prior to the commencement of the applicable renewal term.

Triple Net Lease, Capital Expenditures, Material Alterations

Each of the CPLV Lease and the Non-CPLV Lease will be structured as triple-net, with OpCo responsible for the capital expenditures, maintenance and repair of the Facilities, with an adjustment for capital expenditures as set forth below. OpCo will be required to expend a minimum of $165.0 million in capital expenditures on an annual basis on the Facilities, allocated (i) a minimum of $28.0 million to the CPLV Facility, (ii) minimum of $85.0 million to the Non-CPLV Facilities and (iii) the balance to the CPLV Facility and/or Non-CPLV Facilities in such proportion as OpCo may elect. Fifty percent of capital expenditures constituting Material Alterations (as hereinafter defined) will be credited toward such $165.0 million capital expenditure requirement. Each year, PropCo will reimburse OpCo for the lesser of (i) $78.0 million and (ii) 42.5% of all capital expenditures incurred by OpCo in such year (excluding 50% of all Material Alterations (defined below)). Such reimbursement will be reduced by 50% of excess cash flow generated in excess of $10.0 million from the Facilities in the prior year. The capital expenditure reimbursement amount will apply 75% to the Non-CPLV Lease and 25% to the CPLV Lease.

Subject to certain conditions, OpCo will be permitted to make any alterations and improvements, including materially altering a facility, expanding a facility or developing the undeveloped land leased pursuant to the lease, where the cost of such activity exceeds $50.0 million (such activity, a “Material Alteration”). PropCo has a right of first offer to provide the financing for any Material Alteration.

Other Terms

The Leases will contain various terms and conditions related to subleasing of properties from the Leases, insurance, casualty and condemnation, and other matters customary for leases of this type. OpCo also is subject to customary affirmative and negative covenants and events of default including certain events of cross default between the CPLV Lease and the Non-CPLV Lease. Among other remedies, PropCo will have the right to terminate the Leases during an event of default. The Leases also require OpCo, in the event of a termination of the Leases, to provide certain transition services to PropCo in respect of the properties subject to the Leases for a limited time following such event. Rent will be allocated for tax purposes consistent with the safe harbor provided under Section 467 of the Internal Revenue Code of 1986, as amended, and accompanying regulations and the distribution requirements of the REIT, adjusted as provided in the term sheet for the Leases.

The Leases will contain a right of first refusal in favor of OpCo, pursuant to which CEC (or its affiliate) will have the right to lease (and a subsidiary of CEC will have the right to manage) any domestic (U.S.) gaming facility outside of Las Vegas, Nevada, proposed to be owned, operated or developed by PropCo that is not then subject to a pre-existing lease or management agreement in favor of a third-party operator that was not entered into in contemplation of such acquisition or development. OpCo’s right of first refusal will terminate if the MLSA (as defined below) has been terminated by PropCo or if CEC (or an affiliate thereof) is otherwise no longer responsible for management of the Facilities with PropCo’s consent.

The Leases will contain a right of first refusal in favor of PropCo, pursuant to which PropCo will have the right to own any domestic (U.S.) gaming facility outside of Las Vegas, Nevada, proposed to be owned, operated or developed by OpCo that is not then subject to a pre-existing lease or management agreement in favor of a third-party operator that was not entered into in contemplation of such acquisition or development. PropCo’s right of first refusal will terminate if the MLSA (as defined below) has been terminated by PropCo or, with PropCo’s consent, CEC (or an affiliate thereof) is otherwise no longer managing the Facilities. If PropCo declines to exercise its right of first refusal, the Leases will provide for the establishment of a percentage rent floor applicable to any Non-CPLV Facilities with respect to which the new facility is located within a 30-mile radius of such Non-CPLV Facility and outside of Las Vegas, Nevada.

Management and Lease Support Agreement (“MLSA”)

Pursuant to the terms of the MLSA, (i) a wholly-owned subsidiary of CEC (the “Manager”) will manage the Facilities and (ii) CEC will guarantee the payment and performance of all the monetary obligations of OpCo under the Leases. The Manager will manage the Facilities on reasonable and customary terms acceptable to the parties to the MLSA that are no less favorable to OpCo than current practice. The Facilities will continue to have access to services provided by Caesars Enterprise Services, LLC, including use of the Total Rewards® program.

The MLSA will be coterminous with the Leases, and may not be terminated while the Leases are in effect without the consent of PropCo. If the MLSA is terminated, the Manager will continue to manage the Facilities (and the CEC guarantee of the Leases will remain in effect) during a post-termination management transition period. In certain cases, if the Manager is terminated for cause, the CEC guaranty will survive the termination of the Manager.

The MLSA will contain covenants that will limit CEC’s ability (i) to sell certain assets and (ii) to pay dividends on or make other distributions in respect of its capital stock or make other restricted payments. In addition, if the OpCo First Lien Debt is refinanced with certain financing sources that are affiliates of CEC, then CEC and its subsidiaries will be subject to the covenants under the MLSA applicable to them in CEC’s guaranty of the OpCo First Lien Debt.

CEC’s guaranty obligations under the Leases will be secured on a pari passu basis in the collateral that will secure CEC’s guaranty of the OpCo First Lien Debt.

Debt Facilities

New First Lien OpCo Debt

OpCo will issue up to $1,188 million in principal amount of first lien debt with a six year term and interest at LIBOR plus 4.00% with a 1% LIBOR floor (the “New First Lien OpCo Debt”). $882 million of proceeds from the syndication of New First Lien OpCo Debt to the market for cash must be distributed to the First Lien Bank Lenders. The New First Lien OpCo Debt will consist of the OpCo Senior Secured Credit Facilities and the OpCo First Lien Notes (each as defined below):

OpCo Senior Secured Credit Facilities. OpCo will enter into a first lien credit agreement typical and customary for exit financings (the “OpCo First Lien Credit Agreement”) to govern the senior secured credit facilities (the “OpCo Senior Secured Credit Facilities”), which will consist of a senior secured term loan facility (the “OpCo First Lien Term Facility”) and, at OpCo’s option, may include a senior secured revolving credit facility in an aggregate principal amount not to exceed $200 million, a portion of which will be available through a subfacility in the forms of letters of credit (the “OpCo Revolving Facility”). Commencing with the second full fiscal quarter ended after the closing date of the Restructuring (the “Closing Date”), the OpCo First Lien Term Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the OpCo First Lien Term Facility with the balance payable on the maturity date.

The OpCo Senior Secured Credit Facilities will allow OpCo to add additional revolving or term loan credit facilities (the “OpCo Incremental Facilities”) in an aggregate amount not to exceed the greater of (x) $150.0 million and (y) an aggregate principal amount of indebtedness that would not cause (i) in the case of debt incurred under the OpCo Incremental Facilities that is secured by pari passu liens on the OpCo Collateral (as defined below), the pro forma first lien net leverage ratio to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma first lien net leverage ratio in effect on the Closing Date and (2) in the case of debt incurred under the OpCo Incremental Facilities that is secured by junior liens on the OpCo Collateral, the pro forma total secured net leverage ratio to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma total secured net leverage ratio in effect on the Closing Date.

The OpCo Senior Secured Credit Facilities will require OpCo to prepay outstanding loans under the OpCo First Lien Term Facility and to make offers to purchase the OpCo First Lien Notes, on a ratable basis, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% if the first lien net leverage ratio is less than or equal to 2.75 to 1.00 and to 0% if the first lien net leverage ratio is less than or equal to 2.25 to 1.00) of annual excess cash flow, as will be defined under the OpCo Senior Secured Credit Facilities;

•	100% of the net cash proceeds of certain non-ordinary course asset sales or certain casualty events, in each case subject to certain exceptions and provided that OpCo may reinvest (or commit to reinvest) those proceeds in the business within 12 months (and, if so committed to be reinvested, are actually reinvested within three months after the end of such initial 12-month period); and

•	100% of the net cash proceeds of any issuance, offerings or placements of debt, other than proceeds from debt permitted under the OpCo Senior Secured Credit Facilities (unless otherwise provided as a condition to the incurrence thereof).

OpCo will be permitted to repay outstanding loans under the OpCo First Lien Term Facility at its option, in whole or part, at any time prior to the first anniversary of the Closing Date, subject to the payment of a customary “make-whole” premium. After the first anniversary of the Closing Date, the prepayment premium will equal 3.00%, which premium shall decline to 2.00% on the second anniversary of the Closing Date, to 1.00% on the third anniversary of the Closing Date and to 0% on the fourth anniversary of the Closing Date.

The OpCo Senior Secured Credit Facilities will be borrowed by OpCo and guaranteed by each existing and subsequently acquired or organized wholly owned domestic subsidiary of OpCo (the “OpCo Subsidiary Guarantors”), and will be secured by a pledge of substantially all the owned material assets of OpCo and each OpCo Subsidiary Guarantor, in each case whether owned on the Closing Date or thereafter acquired, in each case subject to exceptions (the “OpCo Collateral”). In addition, as described below under CEC Guarantee, CEC will enter into a guaranty agreement with respect to the OpCo Senior Secured Credit Facilities.

The OpCo Senior Secured Credit Facilities will include negative covenants, subject to certain exceptions, restricting or limiting OpCo’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions; (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of their assets or to purchase, lease or otherwise acquire all of the assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with their affiliates; (viii) engage in any business other than the business activity conducted at the Closing Date or business activities incidental or related thereto; (ix) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of certain indebtedness; and (x) make material modifications to the MLSA, Leases and other arrangements entered into in connection with the lease structure. The OpCo First Lien Credit Agreement will also provide for events of default, which, if any of them occurs, would permit or require the principal, interest and any other monetary obligations under the OpCo Senior Secured Credit Facilities to be due and payable immediately and to permit the exercise of remedies against collateral.

OpCo First Lien Notes. The first lien notes to be issued by OpCo (the “OpCo First Lien Notes”) will be issued under an indenture (the “OpCo First Lien Indenture”) typical and customary in the case of first lien senior secured notes issued pursuant to an exit financing.

OpCo will be able to redeem the OpCo First Lien Notes at its option, in whole or part, at any time prior to the first anniversary of the Closing Date, at a price equal to 100% of the principal amount of the OpCo First Lien Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium. In addition, at any time and from time to time on or before the first anniversary of the Closing Date, OpCo will be able to choose to redeem up to 35% of the original aggregate principal amount of the OpCo First Lien Notes in an amount equal to the amount of proceeds from an equity offering at a redemption price equal to par plus the coupon on such notes. After the first anniversary of the Closing Date, the OpCo First Lien Notes will be callable at par plus accrued interest plus a premium equal to 3.00%, which premium shall decline to 2.00% on the second anniversary of the Closing Date, to 1.00% on the third anniversary of the Closing Date and to 0% on the fourth anniversary of the Closing Date.

The OpCo First Lien Indenture will require OpCo to make an offer to repurchase the OpCo First Lien Notes on a ratable basis with the payment of the OpCo term loans under the OpCo First Lien Term Facility, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% if the first lien net leverage ratio is less than or equal to 2.75 to 1.00 and to 0% if the first lien net leverage ratio is less than or equal to 2.25 to 1.00) of annual excess cash flow, as will be defined under the OpCo Senior Secured Credit Facilities;

•	100% of the net cash proceeds of certain non-ordinary course asset sales or certain casualty events, in each case subject to certain exceptions and provided that OpCo may reinvest (or commit to reinvest) those proceeds in the business within 12 months (and, if so committed to be reinvested, are actually reinvested within three months after the end of such initial 12-month period); and

•	100% of the net cash proceeds of any issuance, offerings or placements of debt, other than proceeds from debt permitted under the OpCo First Lien Indenture (unless otherwise provided as a condition to the incurrence thereof).

The OpCo First Lien Indenture will also require OpCo to make an offer to repurchase OpCo First Lien Notes upon a change of control at a price equal to 101% of the outstanding principal amount thereof pls accrued and unpaid interest.

The OpCo First Lien Notes will be senior secured obligations of OpCo and the OpCo Subsidiary Guarantors and will rank equally and ratably in right of payment with all existing and future senior obligations and senior to all future subordinated indebtedness. The OpCo First Lien Notes will be guaranteed on a senior secured basis by the OpCo Subsidiary Guarantors and secured by a first-priority security interest, pari passu with the OpCo Senior Secured Credit Facilities, subject to permitted liens, in the OpCo Collateral. In addition, as described below under CEC Guarantee, CEC will enter into a guaranty agreement with respect to the OpCo First Lien Notes.

The OpCo First Lien Indenture will contain covenants that limit OpCo’s (and its restricted subsidiaries’) ability to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make other distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting their restricted subsidiaries; (vi) create liens on certain assets; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; (viii) enter into certain transactions with their affiliates; and (ix) designate their subsidiaries as unrestricted subsidiaries. The OpCo First Lien Indenture will also provide for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding OpCo First Lien Notes to be due and payable immediately and to permit the exercise of rights against collateral.

OpCo will use commercially reasonable efforts to syndicate New First Lien OpCo Debt to be received by the First Lien Noteholders to the market and will use the net cash proceeds of any such syndicated debt to increase the cash recoveries to the First Lien Noteholders and to reduce the amount of New First Lien OpCo Debt to be issued to them on a dollar-for-dollar basis. The terms and form of any such syndicated New First Lien Opco Debt will depend on market conditions at the time of issuance and there can be no assurance that any syndicated New First Lien Opco Debt can be issued on terms consistent with the Bank RSA or at all.

The holders of the OpCo First Lien Notes will also have customary registration rights.

New Second Lien OpCo Debt

OpCo will issue up to $547 million in principal amount of second lien debt with a seven year term and interest at 8.5% (the “New Second Lien OpCo Debt”). $406 million of proceeds from the syndication of New Second Lien OpCo Debt to the market for cash must be distributed to the First Lien Bank Lenders. The New Second Lien OpCo Debt will consist of a single tranche of notes (the “OpCo Second Lien Notes”) that will be issued under an indenture typical and customary in the case of second lien senior secured notes issued pursuant to an exit financing (the “OpCo Second Lien Indenture”).

OpCo will be able to redeem the OpCo Second Lien Notes at its option, in whole or part, at any time prior to the first anniversary of the Closing Date, at a price equal to 100% of the principal amount of the OpCo Second Lien Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium. In addition, at any time and from time to time on or before the first anniversary of the Closing Date, OpCo will be able to choose to redeem up to 35% of the original aggregate principal amount of the OpCo Second Lien Notes in an amount equal to the amount of proceeds from an equity offering at a redemption price equal to par plus the coupon on such notes. After the first anniversary of the Closing Date, the OpCo Second Lien Notes will be callable at par plus accrued interest plus a premium equal to 3.00%, which premium shall decline to 2.00% on the second anniversary of the Closing Date, to 1.00% on the third anniversary of the Closing Date and to 0% on the fourth anniversary of the Closing Date.

The OpCo Second Lien Notes will be senior secured obligations of OpCo and the OpCo Subsidiary Guarantors and will rank equally and ratably in right of payment with all existing and future senior obligations and senior to all future subordinated indebtedness. The OpCo Second Lien Notes will be guaranteed on a senior secured basis by the OpCo Subsidiary Guarantors and secured by a second-priority security interest, junior to the OpCo Senior Secured Credit Facilities and the OpCo First Lien Notes, subject to permitted liens, in the OpCo Collateral. In addition, as described below under CEC Guarantee, CEC will enter into a guaranty agreement with respect to the OpCo Second Lien Notes.

The OpCo Second Lien Indenture will contain covenants that limit OpCo’s (and its restricted subsidiaries’) ability to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make other distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting their restricted subsidiaries; (vi) create liens on certain assets; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; (viii) enter into certain transactions with their affiliates; and (ix) designate their subsidiaries as unrestricted subsidiaries. The OpCo Second Lien Indenture will also provide for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding OpCo Second Lien Notes to be due and payable immediately and, subject to the terms of intercreditor arrangements, exercise rights against collateral.

OpCo will use commercially reasonable efforts to syndicate New Second Lien OpCo Debt to be received by the First Lien Noteholders to the market and will use the net cash proceeds of any such syndicated debt to increase the cash recoveries to the First Lien Noteholders and to reduce the amount of New Second Lien OpCo Debt to be issued to them on a dollar-for-dollar basis. The terms and form of any such syndicated New Second Lien Opco Debt will depend on market conditions at the time of issuance and there can be no assurance that any syndicated New Second Lien Opco Debt can be issued on terms consistent with the Bank RSA or at all.

The holders of the OpCo Second Lien Notes will also have customary registration rights.

New First Lien PropCo Debt

PropCo will issue $2,392 million in principal amount of first lien debt with a five year term and interest at LIBOR plus 3.5% with a 1% LIBOR floor (the “New First Lien PropCo Debt”). The New First Lien PropCo Debt will consist of PropCo Senior Secured Credit Facilities and PropCo First Lien Notes (each as defined below):

PropCo Senior Secured Credit Facilities. PropCo will enter into a first lien credit agreement typical and customary for exit financings (the “PropCo First Lien Credit Agreement”) to govern the senior secured credit facilities (the “PropCo Senior Secured Credit Facilities”), which will consist of a senior secured term loan facility (the “PropCo First Lien Term Facility”) and, at PropCo’s option, may include a senior secured revolving credit facility (the “PropCo Revolving Facility”). Commencing with the second full fiscal quarter ended after the Closing Date, the PropCo First Lien Term Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the PropCo First Lien Term Facility with the balance payable on the maturity date.

The PropCo Senior Secured Credit Facilities will require PropCo to make customary asset sale mandatory pre-payments and excess cash flow mandatory prepayments (commencing with, with respect to mandatory prepayments of excess cash flow, the first full fiscal year of PropCo after the Closing Date, and subject to a minimum threshold to be agreed), on terms and conditions to be set forth in the PropCo Senior Secured Credit Facilities. Such mandatory pre-payments will be made ratably between the loans under the PropCo First Lien Term Facility and to make offers to purchase the PropCo First Lien Notes.

Propco will be permitted to repay outstanding loans under the Propco First Lien Term Facility at its option, in whole or part, at any time prior to the first anniversary of the Closing Date, subject to the payment of a customary “make-whole” premium. After the first anniversary of the Closing Date, the prepayment premium will equal 3.00%, which premium shall decline to 2.00% on the second anniversary of the Closing Date, to 1.00% on the third anniversary of the Closing Date and to 0% on the fourth anniversary of the Closing Date.

The PropCo Senior Secured Credit Facilities will be borrowed by PropCo and guaranteed by each existing and subsequently acquired or organized wholly owned domestic subsidiary of PropCo (the “PropCo Subsidiary Guarantors”), and will be secured by a pledge of substantially all the owned material assets of PropCo and each PropCo Subsidiary Guarantor, in each case whether owned on the Closing Date or thereafter acquired, in each case subject to exceptions (the “PropCo Collateral”).

The PropCo Senior Secured Credit Facilities will include negative covenants, subject to certain exceptions, restricting or limiting PropCo’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions; (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of their assets or to purchase, lease or otherwise acquire all of the assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with their affiliates; (viii) engage in any business other than the business activity conducted at the Closing Date or business activities incidental or related thereto; (ix) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of certain indebtedness; and (x) make material modifications to the MLSA, Leases and other arrangements entered into in connection with the lease structure. The PropCo First Lien Credit Agreement will also provide for events of default, which, if any of them occurs, would permit or require the principal, interest and any other monetary obligations under the PropCo Senior Secured Credit Facilities to be due and payable immediately and, subject to the terms of intercreditor arrangements, exercise rights against collateral.

PropCo First Lien Notes. The first lien notes to be issued by PropCo (the “PropCo First Lien Notes”) will be issued under an indenture (the “PropCo First Lien Indenture”) typical and customary in the case of first lien senior secured notes issued pursuant to an exit financing.

PropCo will be able to redeem the PropCo First Lien Notes at its option, in whole or part, at any time prior to the first anniversary of the Closing Date, at a price equal to 100% of the principal amount of the PropCo First Lien Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium. In addition, at any time and from time to time on or before the first anniversary of the Closing Date, PropCo will be able to choose to redeem up to 35% of the original aggregate principal amount of the PropCo First Lien Notes in an amount equal to the amount of proceeds from an equity offering at a redemption price equal to par plus the coupon on such notes. After the first anniversary of the Closing Date, the PropCo First Lien Notes will be callable at par plus accrued interest plus a premium equal to 3.00%, which premium shall decline to 2.00% on the second anniversary of the Closing Date, to 1.00% on the third anniversary of the Closing Date and to 0% on the fourth anniversary of the Closing Date.

The PropCo First Lien Indenture will require PropCo to make an offer to repurchase the PropCo First Lien Notes, on a ratable basis with the prepayment of PropCo term loans under the PropCo First Lien Term Facility, subject to certain exceptions, with excess cash flow (subject to a minimum threshold) and net cash proceeds of certain non-ordinary course asset sales, in each case as on terms and conditions to be set forth in the PropCo First Lien Indenture.

The Propco First Lien Indenture will also require Propco to make an offer to repurchase the Propco First Lien Notes upon a change of control at a price equal to 101% of the outstanding principal amount thereof plus accrued and unpaid interest.

The PropCo First Lien Notes will be senior secured obligations of PropCo and the PropCo Subsidiary Guarantors and will rank equally and ratably in right of payment with all existing and future senior obligations and senior to all future subordinated indebtedness. The PropCo First Lien Notes will be guaranteed on a senior secured basis by the PropCo Subsidiary Guarantors and secured by a first-priority security interest, pari passu with the PropCo Senior Secured Credit Facilities, subject to permitted liens, in the PropCo Collateral.

The PropCo First Lien Indenture will contain covenants that limit PropCo’s (and its restricted subsidiaries’) ability to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make other distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting their restricted subsidiaries; (vi) create liens on certain assets; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; (viii) enter into certain transactions with their affiliates; and (ix) designate their subsidiaries as unrestricted subsidiaries. The PropCo First Lien Indenture will also provide for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding PropCo First Lien Notes to be due and payable immediately and, subject to the terms of intercreditor arrangements, to exercise rights against collateral.

The holders of the PropCo First Lien Notes will also have customary registration rights.

New Second Lien PropCo Debt

PropCo will issue up to $1,758 million in principal amount of second lien debt with a six year term and interest at 8.0% (the “New Second Lien OpCo Debt”). $1,425 million will be distributed to First Lien Noteholders. Up to $333 million will be distributed to First Lien Bank Lenders if the full amount of the New Second Lien PropCo Debt Upsize Amount is issued. The New Second Lien PropCo Debt will consist of a single tranche of notes (the “PropCo Second Lien Notes”) that will be issued under an indenture typical and customary in the case of second lien senior secured notes issued pursuant to an exit financing (the “PropCo Second Lien Indenture”).

PropCo will be able to redeem the PropCo Second Lien Notes at its option, in whole or part, at any time prior to the third anniversary of the Closing Date, at a price equal to 100% of the principal amount of the PropCo Second Lien Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium. In addition, at any time and from time to time on or before the third anniversary of the Closing Date, PropCo will be able to choose to redeem up to 35% of the original aggregate principal amount of the PropCo Second Lien Notes in an amount equal to the amount of proceeds from an equity offering at a redemption price equal to par plus the coupon on such notes. After the third anniversary of the Closing Date, the PropCo Second Lien Notes will be callable at par plus accrued interest plus a premium equal to one-half the coupon on such notes, which premium shall decline ratably on each anniversary of the Closing Date thereafter to zero on the date that is two years prior to the maturity date.

The PropCo Second Lien Notes will be senior secured obligations of PropCo and the PropCo Subsidiary Guarantors and will rank equally and ratably in right of payment with all existing and future senior obligations and senior to all future subordinated indebtedness. The PropCo Second Lien Notes will be guaranteed on a senior secured basis by the PropCo Subsidiary Guarantors and secured by a second-priority security interest, junior to the PropCo Senior Secured Credit Facility and the PropCo First Lien Notes, subject to permitted liens, in the PropCo Collateral.

The PropCo Second Lien Indenture will contain covenants that limit PropCo’s (and its restricted subsidiaries’) ability to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make other distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting their restricted subsidiaries; (vi) create liens on certain assets; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; (viii) enter into certain transactions with their affiliates; and (ix) designate their subsidiaries as unrestricted subsidiaries. The PropCo Second Lien Indenture will also provide for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding PropCo Second Lien Notes to be due and payable immediately and, subject to the terms of intercreditor arrangements, to exercise rights against collateral.

The holders of the PropCo Second Lien Notes will also have customary registration rights.

CPLV Debt

Caesars Palace Las Vegas (“CPLV”) will issue up to $2,600 million in debt. No less than $1,800 million of such debt will be sold to third party investors for cash proceeds (“CPLV Market Debt”). Up to $333 million of the difference between $2,600 million and the CPLV Market Debt will be issued to the First Lien Bank Lenders in the form of the New Second Lien PropCo Debt Upsize, except if the Bank Mezzanine Election is made. If the Bank Mezzanine Election is made, the remaining debt will be issued to the First Lien Bank Lenders and the First Lien Noteholders in the form of secured non-guaranteed debt (the “CPLV Mezzanine Debt”). The weighted average yield on the CPLV Market Debt and CPLV Mezzanine Debt will be capped such that the annual debt service shall not exceed $130 million, with the cap increased by $2 million for every $100 million of Equity Rights Debt. The terms of the CPLV Market Debt will depend on market conditions at the time of issuance and there can be no assurance that the CPLV Market Debt can be issued on terms satisfactory to PropCo or at all.

The CPLV Mezzanine Debt will be issued to First Lien Noteholders in the amounts set forth in the Bond RSA. As described in the Bond RSA, certain amounts of CPLV Mezzanine Debt that would otherwise be issued to First Lien Noteholders will be replaced with cash from proceeds of the issuance of additional PropCo Preferred Equity (the “Preferred Equity Upsize”). The CPLV Mezzanine Debt will have a six year term and an interest rate of 8% (which may be increased if the principal amount of CPLV Mezzanine Debt is decreased, up to a maximum of 13%). The CPLV Mezzanine Debt will be based on customary documentation for commercial real estate mezzanine financings. Subject to customary exceptions, the CPLV Mezzanine Debt will be secured on a first-priority basis by a pledge of the equity interests of the subsidiary (or subsidiaries) that own CPLV.

The CPLV Mezzanine Debt will include negative covenants, subject to certain exceptions, restricting or limiting the ability to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions; (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of assets or to purchase, lease or otherwise acquire all of the assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with affiliates; (viii) engage in any business other than the business activity conducted at the Closing Date or business activities incidental or related thereto; (ix) make material modifications to the MLSA, Leases and other arrangements entered into in connection with the lease structure; (x) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of certain indebtedness and (xi) make changes to zoning that would prohibit the current use of the property. The CPLV Mezzanine Debt will also provide for events of default, which, if any of them occurs, would permit or require the principal, interest and any other monetary obligations on all then outstanding CPLV Mezzanine Debt to be due and payable immediately and, subject to the terms of intercreditor arrangements, exercise rights against collateral.

PropCo Preferred Equity

PropCo will issue $300 million in principal amount of Series A Convertible Preferred Stock (the “PropCo Preferred Equity”) for a purchase price of $250 million to the Consenting Bond Creditors (which amount and purchase price may be increased as a result of the Preferred Equity Upsize). Proceeds of the issue of the PropCo Preferred Equity (other than the Preferred Equity Upsize) shall be used, first, to reduce the principal amount of CPLV Mezzanine Debt (if any) to be issued to the First Lien Noteholders, second, to reduce the principal amount of CPLV Market Debt (provided that CPLV Market Debt shall not be reduced to an amount below $1,800 million) and third, to reduce the principal amount of New Second Lien PropCo Debt.

The PropCo Preferred Equity is a perpetual preferred stock entitled to quarterly dividends, paid in kind solely in additional shares of PropCo Preferred Equity, at the rate of the greater of (x) 5% of the original issue price per annum and (y) the dividend rate per annum resulting from (i) the aggregate amount of dividends (including special dividends, if any) declared payable to the holders of the PropCo Common Stock as of the applicable record date divided by (ii) the plan equity value of the PropCo Common Stock at the Effective Date (the “PropCo Common Equity Implied Value”) of $1,768 million.

In the event of (i) any voluntary or involuntary bankruptcy, reorganization, insolvency, liquidation, dissolution or winding-up of the affairs of PropCo, (ii) approval of a plan of liquidation or dissolution of PropCo or (iii) certain other events including, among others, a sale of PropCo, a change of control of PropCo or the failure of PropCo to remain a REIT, other than any such other event that is approved by holders in accordance with the articles supplementary governing the PropCo Preferred Equity (the “Articles”), the holders of the PropCo Preferred Equity will be entitled to be paid their liquidation preference (which includes accrued and unpaid dividends) in cash. Notwithstanding the foregoing sentence, if any such events occur without the approval by the holders of the Series A Preferred Stock as provided in the Articles, including in the case of certain deemed liquidation events, due to law or otherwise, the holders of the Series A Preferred Stock will continue to retain their Series A Preferred Stock unless such holders make a written election within an election period to receive the liquidation preference.

At any time and from time to time (including in the event of a liquidation, approval of a plan of liquidation or dissolution of PropCo or an Other Deemed Liquidation Event), holders of the PropCo Preferred Equity may convert their PropCo Preferred Equity into PropCo Common Stock at the then current conversion rate. Such conversion rate is subject to certain customary anti-dilution adjustments, as well as an adjustment in the event of cash dividends paid to holders of the PropCo Common Stock. Such adjustment is subject to a cap in the case of ordinary quarterly cash dividends, but not in the event of other cash dividends and distributions to holders of PropCo Common Stock.

Following the sixth anniversary of the issue date and the satisfaction of certain PropCo Common Stock price triggers, PropCo may require all holders of PropCo Preferred Equity to convert into PropCo Common Stock at the then applicable conversion rate. Beginning on the sixth anniversary of the issue date, the required PropCo Common Stock price, measured in accordance with the Articles, represents a 75% premium to the mandatory conversion trigger price, which is the conversion price per share for PropCo Common Stock, without giving effect to certain anti-dilution adjustments for cash dividends paid in respect of PropCo Common Stock and, further, subject to a floor price, which premium steps down at each anniversary date to 25% by the fifteenth anniversary of the issue date.

Holders of the PropCo Preferred Equity have the right beginning after (i) the tenth anniversary of the issue date, (ii) upon the occurrence of a breach of the Articles or (iii) upon confirmation of a plan of reorganization after the issue date to, in each case, require PropCo to redeem some or all of the PropCo Preferred Equity for cash. In the event CEOC does not have sufficient funds to complete a requested redemption, CEOC will be required to pay an incremental penalty rate of 5% per annum, in cash, on shares that were not so redeemed. PropCo does not have a right to mandatorily require the holders to redeem their PropCo Preferred Equity.

As well as vote with the PropCo Common Stock on an as-converted basis, the holders of the PropCo Preferred Equity have certain class voting rights. So long as any shares of the PropCo Preferred Equity remain outstanding, PropCo may not, without the affirmative vote of holders of at least 75% of the shares of PropCo Preferred Equity, (i) repeal, amend, or otherwise change any provisions of its charter, bylaws or the Articles (whether by merger, consolidation or otherwise) that adversely affects the powers, preferences, or other rights or privileges of the PropCo Preferred Equity or its holders set forth in the Articles, including those contained in certain fundamental provisions of the Articles, (ii) enter into certain corporate transactions, liquidate or consummate certain other deemed liquidation events, (iii) increase the number of authorized shares of PropCo Preferred Equity or issue additional shares of PropCo Preferred Equity other than to pay dividends-in-kind or create any new class or series of stock, any other equity securities, or any debt or other securities convertible into equity securities of PropCo, in each such case having a preference over, or being in parity with, the PropCo Preferred Equity with respect to dividends, liquidation, voting or redemption; provided that on and after the date that is seven years after the issue date of the PropCo Preferred Equity, such matters described in clauses (i)—(iii) above will only require the affirmative vote or consent of holders holding at least 60% or more of the then outstanding PropCo Preferred Equity; provided further that, notwithstanding the foregoing in this paragraph, PropCo may, without the consent of any holder, issue certain non-convertible, non-voting preferred shares that are in parity with or senior to the PropCo Preferred Equity with respect to distributions and liquidation in order to meet the requirement that PropCo have at least 100 shareholders for REIT qualification purposes.

CEC Guarantee

CEC will enter into a guaranty agreement with respect to: (1) the OpCo Senior Secured Credit Facilities , (2) the OpCo First Lien Notes and (3) the OpCo Second Lien Notes (each such guaranty agreement, a “CEC Guaranty” and such guaranteed indebtedness, the “Guaranteed Debt”). Each CEC Guaranty will provide for a full guarantee of the applicable Guaranteed Debt. Notwithstanding such full guaranty, CEC will not be required to pay principal on the Guaranteed Debt until (i) if OpCo fails to pay any principal amount of the Guaranteed Debt, the deemed exhaustion of remedies against OpCo, or (ii) if earlier, the occurrence of certain breaches of such CEC Guaranty, which, in each case, CEC will be required to pay the remaining unpaid amounts of the Guaranteed Debt.

The CEC Guaranty of the OpCo Senior Secured Credit Facilities and of the OpCo First Lien Notes will be secured by a first-priority pledge of substantially all of the material assets of CEC, whether owned on the Closing Date or thereafter acquired, in each case subject to certain exceptions (the “CEC Guaranty Collateral”). The CEC Guaranty of the OpCo Second Lien Notes will be secured by a second-priority pledge of the CEC Guaranty Collateral. CEC’s guaranty of the Leases will also receive the benefit of a first-priority pledge of the CEC Guaranty Collateral that is pari passu with the CEC Guaranty of the OpCo Senior Secured Credit Facilities and OpCo First Lien Notes.

Each CEC Guaranty will contain covenants that, among other things, limit the ability of CEC to: (i) sell assets outside of the ordinary course of business, (ii) directly or indirectly pay dividends on or make other distributions in respect of their capital stock or make other restricted payments, (iii) incur additional debt, (iv) make loans and investments, (v) create liens and (vi) enter into certain transactions with affiliates. In addition, each CEC Guaranty will limit the ability of CEC and its direct and indirect subsidiaries to sell assets to affiliates and engage in other affiliate transactions.

Recoveries

•	Each First Lien Bank Lender will receive its pro rata share of (a) $1,993 million in cash, (b) $1,961 million in New First Lien PropCo Debt, and (c) $1,450 million in additional cash if the full amount of the CPLV Market Debt is financed for cash and, if not fully financed, New Second Lien Propco Debt for the portion (not to exceed $333 million) not so financed (the “New Second Lien Propco Debt Upsize Amount”), subject to certain limitations.

•	Each First Lien Noteholder will receive its pro rata share of (a) $207 million in cash, (b) $306 million in New First Lien OpCo Debt (or cash if such debt is syndicated), (c) $141 million of New Second Lien OpCo Debt, (d) $431 million in New First Lien PropCo Debt, (e) $1,425 million in New Second Lien PropCo Debt, (f) up to $1,150 million in additional cash or CPLV Mezzanine Debt, (g) 69.9% directly or indirectly of PropCo equity (or cash as described below under Put Options and Equity Rights), (h) 100% of the OpCo equity (or cash as described below under Put Options and Equity Rights), and (i) $25 million in cash per month for the period from February 1, 2016 through the Effective Date of the Plan.

•	If they vote as a class to accept the Plan, each Non-First Lien Noteholder (as defined in the Term Sheet) will receive its pro rata share of 30.1% of the equity, directly or indirectly, in PropCo, and have the option to be a participant in the Equity Rights (as described below). If the Non-First Lien Noteholders do not vote as a class to accept the Plan, each Non-First Lien Noteholder will receive its pro rata share of 17.5% of the equity, directly or indirectly, in PropCo, and the remaining 12.6% of PropCo equity shall be allocated to the equity holders of PropCo, excluding the Non-First Lien Noteholders, based on their pro rata ownership in PropCo.

Put Options and Equity Rights

•	Each First Lien Noteholder may elect to put up to (a) all of the OpCo equity for $700 million and/or (b) 14.8% of the PropCo equity they are to receive under the Plan to CEC for $269 million. The First Lien Noteholders may also elect to purchase all or some of the PropCo equity being put.

•	Each Non-First Lien Noteholder shall have the right to participate (“Rights Participants”) in the Equity Rights (as defined below). Each participant may elect to purchase the right to receive its pro rata share of the greater of (a) 5% of the PropCo Common Stock to be distributed to the First Lien Noteholders if the holders of at least 66.66% of the Non-First Lien Obligations execute the RSAs (or a similar restructuring support agreement agreeable to CEOC and CEC and consistent with the terms of the RSAs) within 90 days from July 31, 2015 (the “Bond RSA Effective Date”) or 2.5% of such PropCo Common Stock if such holders do not so execute by such date and (b) the aggregate amount of PropCo Common Stock elected to be sold by the First Lien Noteholders who elect to sell to the Rights Participants in connection with the Plan (the “Equity Rights”), subject to being cut back on a pro rata basis based on the amount of Equity Rights exercised. Any Non-First Lien Noteholder exercising an Equity Right must (a) make any required investor representations required for federal and state securities law purposes and (b) execute the RSAs (or a similar restructuring support agreement agreeable to CEOC and CEC and consistent with the terms of the RSAs). The Equity Rights shall be subject to and contingent on the Non-First Lien Noteholders voting as a class to accept the plan.

•	For those Non-First Lien Noteholders becoming Rights Participants with respect to any series of Non-First Lien Obligations within 30 days from the Bond RSA Effective Date, for every $1 of PropCo Common Stock purchased pursuant to the Equity Rights, the Rights Participant shall also purchase $0.50 of CPLV Mezzanine Debt to be received by the First Lien Noteholders at par until there is no more such CPLV Mezzanine Debt to purchase, then New Second Lien OpCo Debt to be received by the First Lien Noteholders at par until there is no more such New Second Lien OpCo Debt, then New First Lien OpCo Debt to be received by the First Lien Noteholders at par until there is no more such New First Lien OpCo Debt, then New Second Lien PropCo Debt to be received by the First Lien Noteholders at par until there is no more such New Second Lien PropCo Debt (such debt, the “Equity Rights Debt”).

For those Non-First Lien Noteholders becoming Rights Participants with respect to any series of Non-First Lien Obligations beginning from 30 days from the Bond RSA Effective Date until the date that is 60 days from the Bond RSA Effective Date, for every $1 of PropCo Common Stock purchased pursuant to the Equity Rights, the Rights Participant shall also purchase $0.60 of Equity Rights Debt at par in the same order as set forth above.

For those Non-First Lien Noteholders becoming Rights Participants with respect to any series of Non-First Lien Obligations from 60 days from the Bond RSA Effective Date until the date that is 90 days from the Bond RSA Effective Date, for every $1 of PropCo Common Stock purchased pursuant to the Equity Rights, the Rights Participant shall also purchase $0.70 of Equity Rights Debt at par in the same order as set forth above.

Bank Guaranty Settlement

Each First Lien Bank Lender that executes the Bank RSA shall also sell 100% of its respective First Lien Bank Claims that survive the Effective Date (the “Purchased First Lien Bank Claims”) to CEC in exchange for the Purchase Price (defined below) on the terms and conditions set forth herein (each executing First Lien Bank Lender, a “Settling First Lien Bank Lender”).

The sale of the Purchased First Lien Bank Claims to CEC hereunder shall also include a consent to the termination and release of the Bank Guaranty Agreement (defined below) and the termination and release of all of CEC’s obligations thereunder (the “Release and Termination”). The Release and Termination shall become effective immediately prior to (but subject to the occurrence of) the effectiveness of the Effective Date.

“Purchase Price” means, with respect to each Bank Debt Tranche held by a Settling First Lien Bank Lender, an amount equal to the Accrued Amount in respect of the aggregate principal amount of Purchased First Lien Bank Claims of such Bank Debt Tranche held by such Settling First Lien Bank Lender for the Accrual Period; provided that each such Settling First Lien Bank Lender shall remain entitled to receive any distributions otherwise arising under the Plan on account of such Settling First Lien Bank Lender’s Purchased First Lien Bank Claims.

The “Accrual Period” means the period from the Petition Date until (but not including) Effective Date.

The “Accrued Amount” with respect to each Bank Debt Tranche held by a Settling First Lien Bank Lender means an aggregate amount equal to (i) the aggregate principal amount of Purchased First Lien Bank Claims of such Bank Debt Tranche held by such Settling First Lien Bank Lender multiplied by a rate per annum equal to the product of (x) the Settlement Percentage and (y) Contract Rate, minus (ii) the aggregate amount of Monthly Adequate Protection Payments (as defined in the Cash Collateral Order) received by such Settling First Lien Bank Lender during the Accrual Period (so long as the Monthly Adequate Protection Payments are deemed to have been paid on account of interest (and not recharacterized as principal or otherwise disallowed)) on account of such Purchased First Lien Bank Claims, minus (iii) the amount of Available Cash (as defined in the Bank RSA) paid to such Settling First Lien Bank Lender on account of its Purchased Lien Bank Claims upon the Effective Date (so long as such payment of Available Cash is deemed to have been paid on account of interest (and not recharacterized as principal or otherwise disallowed)), minus (iv) the Upfront Payment paid to such Settling First Lien Bank Lender.

The “Settlement Percentage” means a per annum rate equal to (i) for the period from the Petition Date through and including October 1, 2015, 80.3%, (ii) for the period from October 2, 2015 through and including January 1, 2016, 83.3%, (iii) for the period from January 2, 2016 through and including April 1, 2016, 86.4%, (iv) for the period from April 2, 2016 through and including July 1, 2016, 89.5%, (v) for the period from July 2, 2016 through and including October 2, 2016, 92.6%, (vi) for the period from October 2, 2016 through and including January 1, 2017, 95.7%, (vii) for the period from January 2, 2017 through and including April 1, 2017, 98.8% and for the period from April 2, 2017 until the end of the Accrual Period, 100%.

“Bank Debt Tranche” means, as the context requires, Term B-4 Loans, Term B-5 Loans, Term B-6 Loans and/or Term B-7 Loans.

“Contract Rate” means (i) with respect to Term B-4 Loans, a rate equal to 10.50%, (ii) with respect to Term B-5 Loans, a rate equal to 6.22%, (iii) with respect to Term B-6 Loans, a rate equal to 7.22%, and (iv) with respect to Term B-7 Loans, a rate equal to 9.75%.

CEC’s Contribution to the Restructuring

In order to effectuate the Restructuring, CEC has agreed, among other things, to take the following actions:

•	In connection with the Bond RSA, contribute $406 million to pay for forbearance fees in connection with the Restructuring, general corporate purposes and to fund sources and uses;

•	In connection with the Bank RSA, CEC shall pay to the Upfront Payment Parties for (a) forbearing from exercising their default-related rights and remedies solely to the extent required by, and as set forth in, the Bank RSA, and (b) being a Settling First Lien Bank Lender, an amount equal to such Upfront Payment Party’s Upfront Payment on the Agreement Effective Date;

•	Contribute an additional $75 million to CEOC if there is insufficient liquidity at closing;

•	Contribute on the Effective Date to CEOC for distribution to the First Lien Noteholders an amount equal to $25 million per month for the period from February 1, 2016 through the Effective Date;

•	Purchase from the Settling First Lien Bank Lenders 100% of their respective First Lien Bank Claims that survive the Effective Date;

•	Purchase up to all of OpCo equity for $700 million and 14.8% of PropCo equity for $269 million pursuant to the put rights;

•	Give PropCo a right of first refusal on all new domestic non-Las Vegas opportunities, with CEC or OpCo leasing such properties;

•	Give PropCo a call right to purchase Harrah’s Atlantic City and Harrah’s Laughlin;

•	Guarantee OpCo’s monetary obligations to PropCo under the leases; and

•	Guarantee the OpCo debt.

Additional Terms

PropCo Call Rights: Subject to the terms of the debt documents for Caesars Entertainment Resort Properties, LLC and its subsidiaries, PropCo shall have a right for up to 180 days after consummation of the Restructuring to enter into an agreement to buy Harrah’s Atlantic City and Harrah’s Laughlin for a cash purchase price equal to ten times the agreed annual rent for such properties.

The foregoing description of the Bank RSA and the Term Sheet does not purport to be complete and is qualified in its entirety by reference to the Bank RSA and its exhibits, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Guaranty Amendment

In addition, on August 21, 2015, CEC entered into an amendment (the “Guarantee Amendment”) to the existing collection guarantee provided by CEC with respect to the amounts outstanding under the Credit Agreement (the “CEC Credit Agreement Guarantee”). The Guarantee Amendment has been executed by the Requisite Lenders (as defined in the Guarantee Amendment) and CEC, and became effective upon execution by the Agent (as defined in the Guarantee Amendment). The Guarantee Amendment amends the CEC Credit Agreement Guarantee to (i) prevent CEC’s sponsors and CEC’s sponsors’ affiliates from voting on amendments to the CEC Credit Agreement Guarantee, (ii) provide that the prior guarantee provided by CEC, dated as of January 28, 2008 (as amended and restated on June 10, 2009), with respect to the amounts outstanding under the Credit Agreement that was replaced by the CEC Credit Agreement Guarantee will be restored if (x) any guarantee that CEC previously provided to CEOC bondholders is restored, comes into existence or is otherwise reinstated or any such CEOC bondholders are awarded money damages by a court of competent jurisdiction in connection with the prior release of any such guaranty, and in each case such reinstated guaranty or such award of money damages (excluding those held by or owed to affiliates of CEC) exceeds $250 million or (y) any new payment guarantee is issued by CEC, and

(iii) eliminate in its entirety the references to “or immediately available funds” in the relevant paragraphs of the CEC Credit Agreement Guarantee so as to clarify that payments due must be made in full in cash. The Guarantee Amendment will remain in effect while the Bank RSA is in effect and in the event the Bank RSA is terminated (other than as a result of CEC’s or CEOC’s failure to comply with the Bank RSA), then the Guarantee Amendment will cease to be effective.

The foregoing description of the Guarantee Amendment does not purport to be complete and is qualified in its entirety by reference to the Guarantee Amendment, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On August 21, 2015, CEC announced the entry of CEC and CEOC into the Bank RSA. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated into this report by reference.

The information set forth in this Item 7.01 of this Current Report on Form 8-K is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of CEC’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The filing of this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

Forward-Looking Statements

This filing contains or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “contemplated,” “might,” “expect,” “intend,” “could,” “would” or “estimate,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements and are found at various places throughout this Form 8-K. These forward-looking statements, including, without limitation, those relating to the Restructuring, wherever they occur in this filing, are based on CEC management’s current expectations about future events and are necessarily estimates reflecting the best judgment of management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in CEC’s reports filed with the SEC (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the outcome of currently pending or threatened litigation and demands for payment by certain creditors against CEC and by the National Retirement Fund;

•	the effects of CEOC’s bankruptcy on CEOC and its subsidiaries and affiliates, including Caesars Entertainment, and the interest of various creditors, equity holders and other constituents;

•	the ability to retain key employees during the Restructuring;

•	the event that the Bank RSA may not be consummated in accordance with its terms, or persons not party to the Bank RSA may successfully challenge the implementation thereof;

•	the length of time CEOC will operate in the Chapter 11 cases or CEOC’s ability to comply with the milestones provided by the Bank RSA;

•	risks associated with third party motions in the Chapter 11 cases, which may hinder or delay CEOC’s ability to consummate the Restructuring as contemplated by the Bank RSA;

•	the potential adverse effects of Chapter 11 proceedings on CEC’s liquidity or results of operations;

•	the effects of Bankruptcy Court rulings in the Chapter 11 Cases and the outcome of such cases in general;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming industry in particular;

•	the financial results of CGP LLC’s business;

•	the impact of our substantial indebtedness and the restrictions in our debt agreements;

•	access to available and reasonable financing on a timely basis, including the ability of CEC to refinance its indebtedness on acceptable terms;

•	the ability of our customer tracking, customer loyalty, and yield management programs to continue to increase customer loyalty and same-store or hotel sales;

•	changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines and fines of courts, regulators and governmental bodies;

•	our ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors, competition for new licenses, and operating and market competition;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the potential difficulties in employee retention and recruitment as a result of our substantial indebtedness or any other factor;

•	construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•	acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain of our facilities, such as the amount of losses and disruption to our company as a result of Hurricane Sandy in late October 2012;

•	the effects of environmental and structural building conditions relating to our properties;

•	access to insurance on reasonable terms for our assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.

You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this filing. CEC undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events, except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are being filed and furnished herewith:

Exhibit No.	Description

10.1	Restructuring Support and Forbearance Agreement, dated as of August 21, 2015, among Caesars Entertainment Operating Company, Inc., on behalf of itself and the subsidiary loan parties party thereto, Caesars Entertainment Corporation and each of the holders of First Lien Bank Claims party thereto.

10.2	Amendment to Guaranty and Pledge Agreement, dated as of August 21, 2015, among Caesars Entertainment Corporation, Credit Suisse AG, Cayman Islands Branch and the Requisite Lenders party thereto.

99.1	Text of press release, dated August 21, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT CORPORATION

Date: August 24, 2015	By:	/s/ SCOTT E. WIEGAND
		Name:	Scott E. Wiegand
		Title:	Senior Vice President, Deputy General
Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Restructuring Support and Forbearance Agreement, dated as of August 21, 2015, among Caesars Entertainment Operating Company, Inc., on behalf of itself and the subsidiary loan parties party thereto, Caesars Entertainment Corporation and each of the holders of First Lien Bank Claims party thereto.

10.2	Amendment to Guaranty and Pledge Agreement, dated as of August 21, 2015, among Caesars Entertainment Corporation, Credit Suisse AG, Cayman Islands Branch and the Requisite Lenders party thereto.

99.1	Text of press release, dated August 21, 2015.